Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

April 23, 2013

Gold Shares
Covered Call ETN
6.72%
Trailing Annualized
Yield*
GLDI**
**Does not provide investors with rights to physical gold.

An opportunity for monthly cash flow

*Represents the arithmetic average of the Coupon Percentages since the inception of GLDI multiplied by 12 and does not reflect a full 12 months of historical Coupon Percentages. Each Coupon Percentage represents the Coupon Payment divided by the Closing Indicative Value of GLDI on the Index Business Day preceding the date the Coupon is determined. The Coupon Percentages since the inception of GLDI are as follows: February 11, 2013 = 0.568%, March 11, 2013 = 0.380%, April 15, 2013 = 0.733%.

Monthly coupon payments are variable and dependent on the premium generated by the notional sale of options on the GLD shares, and you will not receive any fixed periodic interest payments on the ETNs. Since coupon payments and the price of GLDI vary, historical yield is not necessarily indicative of the future performance of GLDI. You may receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase or sale. Credit Suisse Gold Shares Covered Call ETNs track the performance of the Credit Suisse NASDAQ Gold FLOWS™ 103 Index; the ETNs are not linked to and investors have no rights to any physical commodity. Variable monthly coupons are generated from selling covered calls, which limits upside participation. There is no actual portfolio of assets in which any investor in the ETNs has any ownership or other interest.

An investment in GLDI involves significant risks. For further information regarding risks, please see the section entitled “Risk Factors” in the applicable pricing supplement.

Credit Suisse has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for certain offerings to which this communication relates. Before you invest, you should read the applicable pricing supplement, the prospectus supplement and prospectus in that registration statement, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any dealer, or any agent participating in the relevant offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request them by calling toll-free 1-800-221-1037.